Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
THE NET INCOME FOR THE FOURTH QUARTER OF FISCAL 2023

Keene, N.H. November 17, 2023 - North European Oil Royalty Trust (NYSE-NRT) reported the net income for the fourth quarter of fiscal 2023, which appears below compared with the fourth quarter of fiscal 2022. The absence of royalty income for the fourth quarter of fiscal 2023 resulted in a residual overpayment of a Euro amount equivalent to $733,028 that has not been offset as of the end of the fourth quarter. Additionally, the negative adjustment for calendar 2022 in a Euro amount equivalent to $241,662 has also not been offset as of the end of the fourth quarter. Total royalty income for the fourth quarter of fiscal 2022 includes a positive adjustment for 2021 of $1,550,020. The year-over-year decline in total royalty income for the fourth quarter of fiscal 2023 can be attributed to the negative adjustments from prior periods and the decline in gas sales due to the temporary shutdown at Grossenkneten.

	4th Fiscal Quarter Ended 10/31/2023	4th Fiscal Quarter Ended 10/31/2022	Percentage Change
Total Royalty Income	($576)[1]	$7,037,347	-100.01%
Net Income	($157,959)[2]	$6,884,050	-102.29%
Distributions per Unit	$0.00	$0.74	-100.00%
1. At the end of each fiscal quarter, the Trust converts the Euro balance in its account at Deutsche Bank into dollars and includes this amount in the royalty income total. Since there was no royalty income for the fourth fiscal quarter and there was a loss on exchange, the total royalty income for the fourth fiscal quarter is a negative number.
2. The negative net income is comprised of the negative royalty income minus the quarterly expenses plus interest income.

Over 88% of the Trust's total royalty income received for fiscal 2023 was received in the first two fiscal quarters. With the positive adjustment at the end of the first quarter of fiscal 2023, the royalty income for that quarter accurately reflected gas prices for August-October 2022 and sales for October-December 2022. The German Border Import gas Price ("GBIP") for that period was the highest ever recorded. Following the provisions of the royalty agreements, the royalties paid to the Trust in the first fiscal quarter fixed the amount of the scheduled royalty payments for the second fiscal quarter. With a 41.3% decline in the GBIP attributable to the second quarter, these scheduled royalty payments resulted in a significant overpayment that was carried over as an adjustment to the third quarter. This sequence of events was repeated in the third and fourth quarters with further declines in the GBIP resulting in significant overpayments that had to be offset by scheduled royalty payments in the subsequent quarters. The net result of the decline in the GBIP, the need to offset these overpayments with reduced royalty income, and the temporary shutdown at Grossenkneten desulfurization plant, was the elimination of royalty payments to the Trust in the fourth fiscal quarter. Despite the decline in the GBIP during the year, the concentration of royalty income in the first two quarters resulted in the overall increase in total royalty income for 2023. The comparison of the relevant fiscal years is shown below.

	Fiscal Year Ended 10/31/2023	Fiscal Year Ended 10/31/2022	Percentage Change
Total Royalty Income	$22,016,103	$17,800,119	+23.69%
Net Income	$21,173,515	$17,088,446	+23.91%
Distributions per Unit	$2.26	$1.83	+23.50%

Despite the quarter-over-quarter falloff in gas prices beginning with the second fiscal quarter, the average gas price for fiscal 2023 was higher than in fiscal 2022. Additionally, while the temporary shutdown of Grossenkneten reduced gas sales, there were still significant gas sales during the year. The table below provides these details.

Gas Data Relating to Ongoing Operations in the Oldenburg Concession
Mobil Agreement	Fiscal Year Ended 10/31/2023	Fiscal Year Ended 12/31/2022	Percentage Change
Gas Sales (Billion cubic feet)	12.439	14.874	-16.37%
Gas Prices(Euro cents/Kwh)	8.3231	5.5665	+49.52%
Average Exchange Rates	0.9900	1.0405	-4.85%
OEG Agreement
Gas Sales (Bcf)	44.944	53.385	-15.81%
Gas Prices (Ecents/Kwh)	8.4965	5.7342	+48.17%
Average Exchange Rates	1.0069	1.0375	-2.95%

The end-of-quarter statements from the operating companies for the fourth quarter of fiscal 2023 provided an amount of royalties that were scheduled as payable to the Trust on the 15th of the months of November, December, and January (the Trust first quarter of fiscal 2024). This statement also provided details on the residual overpayment in a Euro amount equivalent to $622,143 that remained after the scheduled royalty payments were offset. At the end of January 2024, a new end-of-quarter statement will be provided by the operating companies detailing any required adjustment. Any positive adjustment would first have to be matched against the residual overpayment and any negative adjustment would increase the residual overpayment. However, once the GBIP has stabilized and the Trust's level of royalty income is sufficient to offset prior overpayments, the Trust would then be able to resume quarterly distributions.

The 2023 Annual Meeting is scheduled to begin at 11:00 a.m. on February 21, 2024. The annual meeting is convened for purposes of voting on the proposals presented in the proxy statement. The meeting will also provide the opportunity for unit owners and interested parties to pose questions to the Trustees and the Managing Director and will be held exclusively via Zoom. Further details will be provided in the Notice of Annual Meeting of Unit Owners which is being mailed in early January.

The Trust previously announced that there will be no distribution paid for the fourth quarter of fiscal 2023. For further information contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The Trust's press releases, along with other pertinent information, are available on the Trust's website: www.neort.com.

Forward-Looking Statements

This press release may contain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future expectations and events or conditions concerning the Trust, such as statements concerning future gas prices, royalty payments and cash distributions. Many of these statements are based on information provided to the Trust by the operating companies or by consultants using public information sources, are difficult to predict, and are generally beyond the control of the Trust. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in any forward-looking statements. These include: the fact that the assets of the Trust are depleting assets and, if the operators developing the concession do not perform additional development projects, the assets may deplete faster than expected; risks and uncertainties concerning levels of gas production and gas sale prices, general economic conditions, and currency exchange rates; the ability or willingness of the operating companies to perform under their contractual obligations with the Trust; potential disputes with the operating companies and the resolution thereof; and political and economic uncertainty arising from Russia's invasion of Ukraine. Any forward-looking statement speaks only as of the date on which such statement is made, and the Trust does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.